Exhibit 99.1

Contacts:	Investors:	Media:
	Anna Marie Dunlap	Robert Jaffe
	SVP Investor Relations	Pondel Wilkinson, Inc.
	Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2007 FOURTH QUARTER AND YEAR

Santa Ana, CA, August 28, 2007 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported final audited financial results today for the fourth quarter and year ended June 30, 2007. The results were in line with preliminary fourth quarter results reported on August 1, 2007.

“Over the past two fiscal years, we have implemented several company-wide initiatives to revitalize growth and improve service to students,” said Jack D. Massimino, Corinthian’s chief executive officer. “These initiatives, which focus on employee retention and development, marketing, regulatory compliance, and other key operational processes, are beginning to produce results. We generated positive new student growth in each of the last six months, and expect growth of 5% – 6% in fiscal 2008. Over time, we believe higher enrollment will allow us to achieve greater economies of scale, improve facility utilization, and expand margins.”

Comparing the fourth quarter of fiscal 2007 with the same quarter of the prior year: (Note – Financial results for Q4 07 include a charge of $6.3 million for asset impairment and facility closing, and $2.5 million for increased litigation reserves. The information contained throughout this release is presented on a continuing operations basis, unless otherwise stated. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.)

•	Net revenue was $234.9 million versus $225.2 million.

•	Total student population was 62,116 versus 60,964.

•	Total student starts were 20,867 versus 19,409, an increase of 7.5%. Including discontinued operations, starts increased 6.3%.

•	Operating loss was $6.2 million, compared with operating income of $11.9 million.

•	Net loss was $2.2 million, compared with net income of $8.3 million. Net loss from discontinued operations was $6.5 million.

•

The diluted loss per share was $0.03 versus earnings per share (EPS) of $0.10. Excluding impairment and facility closing charges of $0.05 per share, and an increase in litigation reserves of $0.02 per share, EPS was $0.04. The diluted loss per share from discontinued operations was $0.07.

Comparing fiscal 2007 with fiscal 2006: (Note – Includes one-time charges and expenses, and excludes discontinued operations.)

•	Total revenue increased to $933.2 million from $926.1 million.

•	Operating income was $20.7 million compared with $62.8 million.

•	Net income was $15.9 million versus $42.5 million.

•	Diluted earnings per share were $0.18 versus $0.47.

Q4 07 Financial Review

Impairment and facility closing charges – In the fourth quarter of fiscal 2007, we incurred a $6.3 million charge for asset impairment and facility closing. Of the total, $4.5 million relates to the write-off of trade names resulting from the consolidation of school brands, and $1.4 million relates to lease termination expenses associated with third-party dormitories at WyoTech.

Discontinued operations – As previously reported, during fiscal 2008 we expect to divest the CDI campuses outside of the Ontario, Canada province, as well as the WyoTech Boston campus. Until the divestitures occur, these campuses will be accounted for as discontinued operations. In Q4 07, these campuses lost $6.5 million, net of tax, including a write-down for long-term asset impairment.

Statement of Financial Accounting Standards No. 123R expense – Stock-based compensation expense was 1.0% of revenue in Q4 07. This expense is included in the educational services, marketing and admissions, and general and administrative expense line items.

Educational services expenses were 60.0% of revenue in Q4 07 versus 58.1% in Q4 06. The increase was mainly the result of higher bad debt, student-related expenses such as classroom supplies and consumables, facility expenses, and employee benefits. Bad debt expense was 6.2% of revenue in Q4 07 versus 5.1% in Q4 06. The increase is partially the result of a delay in Title IV (federal student financial aid) funding. The company experienced a higher volume of student aid applications related to: 1) an increase in federal Pell grant and student loan limits on July 1, 2007, which required students to reapply for financial aid; and 2) higher start growth. The higher volume of financial aid applications created a backlog internally and at the company’s outside processing vendor, which in turn delayed Title IV funding.

Marketing and admissions expenses were 27.6% of revenue in Q4 07 versus 25.8% in Q4 06. The increase is primarily the result of an increase in admissions reps, and higher advertising costs.

General and administrative expenses were 12.4% of revenue in Q4 07 versus 9.0% in Q4 06. The increase is primarily the result of increased litigation reserves resulting from our settlement with the California Attorney General, and higher incentive compensation. In Q4 06, the company’s incentive compensation payments were below its historic average.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was (2.6)% in Q4 07 versus 5.3% in Q4 06. Excluding impairment and facility closing charges and the increase in litigation reserves, the operating margin from continuing operations was 1.1% in Q4 07 versus 7.1% in Q4 06.

Cash, restricted cash and marketable securities totaled $114.8 million at June 30, 2007, compared with $92.7 million at June 30, 2006. During the year we used $31.4 million to repurchase approximately 2.3 million shares of our common stock.

Cash flow from operations including discontinued operations was $38.8 million in fiscal 2007 versus $118.7 million in fiscal 2006. The decrease in cash flow was primarily the result of lower net income, an increase in receivables at three schools in Georgia which have been on federal Department of Education reimbursement status since December 2005, and an increase in cash taxes paid.

Capital expenditures were $71.0 million in fiscal 2007 compared with $56.1 million in fiscal 2006.

Guidance

In the first quarter of fiscal 2008, we expect start growth of 6% – 7%, revenue to range from $243 – $248 million, and diluted earnings per share to be approximately $0.04 – $0.05. This guidance pertains to continuing operations and excludes any one-time charges.

Our fiscal 2008 guidance remains unchanged from our preliminary Q4 07 press release issued on August 1, 2007. In fiscal 2008, we expect start growth to be 5% – 6%, revenue to range from $1.040 – $1.060 billion, and diluted earnings per share to be approximately $0.40 – $0.45. This guidance pertains to continuing operations and excludes any one-time charges.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing fourth quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Tuesday, September 4, 2007. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 67318086.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include those pertaining to start growth, improved facility utilization, higher margins, and projections included under the heading “Fiscal 2008 Guidance” above. Many other factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the new student information system; increased competition; the Company’s effectiveness in its regulatory compliance efforts; the outcome of ongoing reviews and inquiries by accrediting agencies, and state and federal agencies related to the Company’s compliance efforts; general labor market conditions; and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended June 30,		For the twelve months ended June 30,
	2007	2006	2007	2006
	(Unaudited)
Net revenues	$234,923	$225,243	$933,182	$926,081
Operating expenses:
Educational services	140,979	130,839	539,746	521,058
General and administrative	29,086	20,359	110,654	92,677
Marketing and admissions	64,721	58,001	252,333	245,390
Impairment, facility closing, and severance charges	6,328	4,170	9,712	4,170

Total operating expenses	241,114	213,369	912,445	863,295

Income from operations	(6,191)	11,874	20,737	62,786

Interest (income)	(1,296)	(1,798)	(6,291)	(5,805)
Interest expense	632	645	2,811	3,162
Other (income) expense	(1,494)	161	(1,038)	(1,137)

(Loss) income from continuing operations before provision for income taxes	(4,033)	12,866	25,255	66,566
(Benefit) provision for income taxes	(1,799)	4,568	9,347	24,046

(Loss) income from continuing operations	(2,234)	8,298	15,908	42,520
(Loss) income from discontinued operations, net of tax	(6,522)	424	(8,676)	(1,038)

Net income	$(8,756)	$8,722	$7,232	$41,482

Income per share – Basic:
(Loss) income from continuing operations	$(0.03)	$0.10	$0.18	$0.48
(Loss) income from discontinued operations	(0.07)	0.00	(0.10)	(0.01)

(Loss) income per share	$(0.10)	$0.10	$0.08	$0.47

Income per share – Diluted:
(Loss) income from continuing operations	$(0.03)	$0.10	$0.18	$0.47
(Loss) income from discontinued operations	(0.07)	0.00	(0.10)	(0.01)

(Loss) income per share	$(0.10)	$0.10	$0.08	$0.46

Weighted average number of common shares outstanding:
Basic	84,604	86,179	85,887	88,627
Diluted	85,835	87,531	87,097	89,973

Selected Consolidated Balance Sheet Data
			June 30, 2007	June 30, 2006
Cash, restricted cash, and marketable securities			$114,789	$92,705
Receivables, net (including long term notes receivable)			85,214	59,378
Current assets			274,879	215,002
Total assets			733,935	670,006
Current liabilities			151,239	151,171
Long-term debt and capital leases (including current portion)			128,438	47,061
Total liabilities			348,513	270,478
Total stockholders’ equity			385,422	399,528